Performance Award for the 2008 - 2010 Performance Period

Pursuant to its authority under the 2006 Chemtura Corporation Long-Term Incentive Plan (the “2006 LTIP”), and consistent with the purpose of the 2006 LTIP as stated therein, the Committee hereby establishes the Performance Award for the 2008-2010 Performance Period (the “Performance Period”). Unless otherwise defined herein, all capitalized terms shall have the meaning given to such terms in or pursuant to the 2006 LTIP.

The Performance Award will be based on accomplishment against goal for 2008, 2009, and 2010 cumulative consolidated Earnings Before Interest Taxes, Depreciation and Amortization of Chemtura Corporation (“EBITDA”). For the purposes of this Performance Period, EBITDA is the sum of operating income and depreciation & amortization less other income/expense reported in the Company’s published financial statements adjusted for certain “Non-GAAP” factors. These factors include but are not limited to charges associated with: facility closures severance and related costs; the cost of settlements and legal fees and expenses associated with historical anti-trust matters; merger integration costs; accelerated recognition of asset retirement obligations; costs associated with change in useful life of assets; gain / (loss) on any sale of businesses, joint ventures or equity interests, costs associated with the acquisition of a business; losses on early extinguishment of debt; and tax adjustments on any of the foregoing. Such charges will be net of any related gains or improvements during the Performance Period. The Company will provide to the OCG an annual update of the cumulative EBITDA adjusted to reflect the “shares vesting” due to sale of businesses during the Performance Period. Any adjustments for “non-GAAP” factors will be reviewed with the OGC Committee.

Performance Award Participants will be recommended to the Committee by the CEO. Target levels will be assigned to each Participant in the form of performance based restricted stock. No shares will vest until the conclusion of the 2008-2010 LTIP on December 31, 2010, subject to the terms of the 2006 LTIP and will not be distributed prior to February 1, 2011.

Performance Awards will be paid out in shares of Chemtura restricted stock that will unrestrict according to the terms indicated on Attachment 1. Shares that unrestrict will earn dividends for the Performance Period. Restrictions on Performance Award shares will lapse upon completion of the Performance Period, based on results that are final and confirmed by the CFO, CEO and Chief Function and Services Officer and certified by the OCG Committee. In the event of a change-in-control during the Performance Period, 100% of the shares would vest, except that if the OCG Committee determines that a higher percentage is likely to have been earned due to actual performance, the Committee may instead award a higher number of shares.

The Committee may at any time prior to payout of any Performance Award reduce the amount of the Performance Award to offset the effect or impact of extraordinary and/or nonrecurring events during the Performance Period, as determined by the Committee in its sole discretion.